EXHIBIT 10.4

SEMPRA ENERGY

1998 LONG TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK AWARD

You have been granted a performance-based restricted stock award consisting of the number of shares of Sempra Energy Common Stock set forth below. The shares, as well as additional shares purchased through dividend reinvestment, may not be sold or assigned and will be subject to forfeiture unless and until they vest based upon the satisfaction of total shareholder return performance criteria for the four-year period ending _____________.

The terms and conditions of your award are set forth in the attached Year ____ Restricted Stock Award Agreement and in the Sempra Energy 1998 Long Term Incentive Plan, which is enclosed. The summary below highlights selected terms and conditions but it is not complete and you should carefully read the attachments to fully understand the terms and conditions of your award.

SUMMARY

Date of Award:
Name of Recipient:
Recipient's Social Security No:
Number of Shares of Common Stock:
Award Date Market Value per Share:
Vesting/Forfeiture of Shares:

Your shares will vest only to the extent that Sempra Energy meets specified total shareholder return performance criteria for the four-year period ending _____________. Any shares remaining unvested at the end of performance period will be forfeited.

Transfer Restrictions:
Your shares may not be sold or otherwise transferred and will remain subject to forfeiture conditions until they vest.
Termination of Employment:
Your shares may be forfeited if your employment is terminated.
Dividends:
Cash dividends attributable to your shares will be reinvested to purchase additional shares that will be subject to the same transfer restrictions and forfeiture and vesting conditions.
Taxes:

Upon vesting you will become subject to income taxes on the value of the vested shares at the time of vesting. You must also pay applicable withholding taxes to Sempra Energy for payment over to tax authorities on your behalf.

To accept your award you must sign the accompanying copy of this page and promptly return it to Sempra Energy together with payment of $.01 per share for each of your restricted shares. By doing so, you agree to all of the terms and conditions described in the attached Year ____ Restricted Stock Award Agreement and in the Sempra Energy 1998 Long Term Incentive Plan.

Recipient:
(Signature)
Sempra Energy:
(Signature)
Title:	Chairman, President & Chief Executive Officer

SEMPRA ENERGY

1998 LONG TERM INCENTIVE PLAN

Year ____ Restricted Stock Award Agreement

Award:

You have been granted a performance-based restricted stock award under Sempra Energy's 1998 Long Term Incentive Plan. The award consists of the number of shares of Sempra Energy Common Stock set forth on the Cover Page/Summary to this Agreement.

Unless and until they vest and all related withholding taxes have been paid, your shares and additional shares purchased through reinvested dividends will be subject to transfer restrictions and forfeiture conditions. They will vest only to the extent that Sempra Energy meets specified total shareholder return criteria for the four-year period ending _________. Any shares remaining unvested at the end of the performance period will be forfeited. Your unvested shares may be forfeited upon the termination of your employment and your vested shares may be forfeited if you do not promptly pay related withholding taxes. See "Vesting/Forfeiture," "Transfer Restrictions," "Termination of Employment" and "Taxes" below.

Vesting/Forfeiture:

Your shares, including additional shares purchased through reinvested dividends, will vest only to the extent that Sempra Energy meets total shareholder return performance criteria for the four-year performance period beginning _______ and ending _________. They will vest as of _________ to the extent that the following performance criteria are met:

  All of your shares will vest if Sempra Energy's cumulative total shareholder return (consisting of per share appreciation in common stock plus dividends and other distributions paid on common stock) for the four-year performance period is among the top 50% of the companies (ranked by cumulative total shareholder returns) in the S&P Utility Index or the S&P 500 Composite Index.
  If your shares have not all vested as provided above, a portion of your shares may vest based upon Sempra Energy's cumulative total shareholder return for the four-year performance period relative to those of the companies (ranked by cumulative total shareholder returns) in the S&P Utility Index:
    If Sempra Energy's return is below the top 50%, but among the top 55% of the companies, 80% of your shares will vest;
    If Sempra Energy's return is below the top 55%, but among the top 60% of the companies, 60% of your shares will vest;
    If Sempra Energy's return is below the top 60%, but among the top 65% of the companies, 40% of your shares will vest; and
    If Sempra Energy's return is below the top 65%, but among the top 70% of the companies, 20% of your shares will vest.

Any shares that have not vested in accordance with these criteria as of
_____________ will be forfeited to Sempra Energy.

As soon as practicable following the end of the four-year performance period, the Compensation Committee of Sempra Energy's Board of Directors will determine the extent, if any, as to which your shares have vested. After you have paid the related withholding taxes (see "Taxes" below) your vested shares will no longer be subject to transfer restrictions or forfeiture conditions and certificates for the vested shares will be issued to you or the vested shares transferred to an unrestricted account designated by you. Your shares that have not vested will be cancelled. Until then, your shares will be held by Sempra Energy or recorded in a restricted share account.

Transfer Restrictions:	You may not sell or otherwise transfer or assign your shares until they have vested and all related withholding taxes have been paid.
Dividends and Distributions:

Cash dividends and distributions attributable to your shares will be reinvested to purchase additional shares of Sempra Energy Common Stock pursuant to Sempra Energy's dividend reinvestment plan. These additional shares, (including shares attributable to successive reinvested dividends) will be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to the shares to which they are attributable.

Shares issued as stock dividends or as the result of a stock-split, recapitalization, reorganization or other similar transaction in respect of your shares will also be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to the shares to which they are attributable.

Voting:

You have all of the rights of a shareholder with respect to your shares except as otherwise provided in this Agreement or the 1998 Long Term Incentive Plan. This includes the right to vote your shares even when they have not yet vested.

Termination of Employment:
Regular Termination:

If your employment with Sempra Energy and its subsidiaries is terminated for any reason prior to ___________ (other than under the circumstances set forth below) all of your shares will be forfeited to Sempra Energy.

Retirement/Death:

If you retire under your employer's pension plan or die and your retirement or death occurs (a) after ___________, (b) after you attained age 55 and (c) while you are still an employee of Sempra Energy or its subsidiaries, your shares will not be forfeited as a result of your termination of employment but will continue to be subject to the transfer restrictions, forfeiture and vesting conditions and other terms and conditions of this Agreement.

Leaves of Absence:

Your employment does not terminate when you go on military leave, a sick leave or another bona fide leave of absence, if the leave was approved by your employer in writing. But your employment will be treated as terminating 90 days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. And your employment terminates in any event when the approved leave ends, unless you immediately return to active work. Your employer determines which leaves count for this purpose.

Taxes:

The following is a general summary of the federal income tax consequences of your Restricted Stock Award. The summary may not cover your particular circumstances because it does not consider foreign, state, local or other tax laws and does not describe future changes in federal tax rules. You are urged to consult your tax advisor regarding the specific tax consequences applicable to you rather than relying on this general summary.

Generally:

You will not be subject to taxes on your award until your shares vest.

When your shares vest, you will realize taxable income based on the fair market value of the vested shares at the time of vesting.

When you sell your shares you may also realize taxable gain based upon the difference between the sales price and the amount that you have previously recognized as income.

Withholding Taxes:

When you become subject to income taxes upon the vesting of your shares, Sempra Energy is required to pay related withholding taxes on your behalf. You must pay these taxes to Sempra Energy. You may do so directly or by making arrangements with Sempra Energy to direct a securities broker to sell a sufficient number of the vesting shares to cover the required withholding. Sempra Energy may, but is not obligated to, accept shares for payment of withholding taxes.

If you do not promptly pay these withholding taxes or make arrangements satisfactory to Sempra Energy to pay them, Sempra Energy (after notice to you and providing you with reasonable time, which need not exceed ten days, to make payment or satisfactory payment arrangements) may in its sole discretion elect that all of your shares be forfeited to Sempra Energy. Upon the effectiveness of that election all of your interest in your shares will terminate.

Retention Rights:

Neither your Restricted Stock Award nor this Agreement gives you any right to be retained by Sempra Energy or any of its subsidiaries in any capacity and your employer reserves the right to terminate your employment at any time, with or without cause. The value of your award will not be included as compensation or earnings for purposes of any other benefit plan offered by Sempra Energy or any of its subsidiaries.

Change in Control:

Subject to certain limitations set forth in the 1998 Long Term Incentive Plan, in the event of a Change in Control (as defined in the plan) of Sempra Energy, your shares will automatically become fully vested and non-forfeitable.

Further Actions:

You agree to take all actions and execute all documents appropriate to carry out the provisions of this Agreement.

You also appoint as your attorney-in-fact each individual who at the time of so acting is the Secretary or an Assistant Secretary of Sempra Energy with full authority to effect any transfer of your shares, including any forfeiture of your shares, that is authorized by this Agreement.

Applicable Law:	This Agreement will be interpreted and enforced under the laws of the State of California.
Other Agreements:

In the event of any conflict between the terms of this Agreement and any written employment, severance or other employment-related agreement between you and Sempra Energy, the terms of such other agreement shall prevail.

By signing the Cover Sheet/Summary of this Agreement, you agree to all of the terms and conditions described above and in the 1998 Long Term Incentive Plan